Exhibit 3.18

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VISTEON SYSTEMS, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VISTEON SYSTEMS, LLC (“LLC”), dated as of September 27, 2010, by Visteon Corporation, a Delaware corporation (the “Member”).

WHEREAS, the Member desires to enter into this Second Amended and Restated Limited Liability Company Agreement setting forth the terms of the operation of the LLC, the governance of the LLC, the management of the business and affairs of the LLC and other matters as more specifically hereinafter set forth; and

WHEREAS, certain terms shall have the meanings assigned in Section 8.03 hereof.

NOW, THEREFORE, the Member hereby establishes and adopts the terms, conditions and provisions hereinafter set forth:

ARTICLE I

GENERAL PROVISIONS

Section 1.01 Formation and Name

The name of LLC is VISTEON SYSTEMS, LLC. The business of LLC may be conducted under any other name deemed necessary or desirable by the Member in order to comply with local law. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date hereof.

The rights and liabilities of the Member shall be as provided in the Delaware Act except as provided herein.

Section 1.02 Place of Business and Office; Registered Agent

LLC shall maintain a registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

Section 1.03 Fiscal Year

The fiscal year of LLC (the “Fiscal Year”) for accounting and tax purposes shall end at December 31.

Section 1.04 Liability of the Member and Certain Other Persons

The Member shall have no liability under this Agreement or under the Delaware Act except as provided herein or as required by the Delaware Act. Except as required by the Delaware Act, the debts, obligations and liabilities of LLC, whether arising in contract, tort or otherwise (including without limitation those arising as member, owner or shareholder of another company, partnership or entity), shall be solely the debts, obligations and liabilities of LLC, and the Member shall not be obligated personally for any such debt, obligation or liability of LLC solely by reason of being the Member. The Member shall be liable to LLC for the capital contributions specified herein (and additional capital contributions which such Member may become expressly obligated in writing to make to LLC) and as may otherwise be required pursuant to the Delaware Act. The Member shall not be liable for any debts, obligations and liabilities, whether arising in contract, tort or otherwise, of any other person or entity purporting to act on behalf of LLC. The Member shall not be required to loan LLC any funds.

Section 1.05 Purpose of LLC

LLC is organized for the purpose of engaging (directly or through subsidiary or affiliated companies or both) in any businesses or activities that may lawfully be engaged in by a limited liability company formed under the Delaware Act.

Section 1.06 Reliance by Third Parties; Officers

Persons dealing with LLC are entitled to rely conclusively upon the power and authority of the Member and Officers as herein set forth.

The Member may designate persons as Officers of LLC, with such terms as the Member may determine. Persons dealing with LLC are entitled to rely conclusively upon a certificate of the Secretary or any Assistant Secretary as to the incumbency and authority of any Officer or other personnel of LLC.

ARTICLE II

MANAGEMENT AND OPERATIONS OF LLC

Section 2.01 Management Vested with the Member

The business and affairs of LLC shall be managed by the Member. The Member has the power, on behalf of LLC, to do all things necessary or convenient to carry out the business and affairs of LLC, including, without limitation, the power to: (a) purchase, lease or otherwise acquire any real or personal property; (b) sell, convey, mortgage, grant a security interest in, pledge, lease, exchange or otherwise dispose of or encumber any real or personal property; (c) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts; (d) borrow money, incur liabilities, and other obligations; (e) enter into any and all agreements and execute any and all contracts, documents and instruments; (f) engage employees and agents, define their respective duties, and establish their compensation or remuneration; (g) establish pension plans, trusts, profit sharing plans and other benefit and incentive plans for employees and agents; (h) obtain insurance covering the business and affairs of LLC, its property, and the lives and well being of its employees and agents; (i) begin, prosecute or defend any proceeding in LLC’s name; and (j) participate with others in partnerships, joint ventures, and other associations and strategic alliances.

Section 2.02 Standard of Care; Liability.

The Member shall discharge its duties as a manager in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Member reasonably believes to be in the best interest of LLC. In addition to the provisions of Section 2.06(a), the Member shall not be liable to LLC for any breach of management duties except for (a) receipt of a financial benefit to which the Member is not entitled; (b) voting for or assenting to a distribution to a Member in violation of this Agreement or the Delaware Act; or (c) a knowing violation of the law.

Section 2.03 Power and Authority of Officers

(a) The Member may delegate to one or more of the Officers of LLC such authority as the Member may determine, authorizing such Officer to perform any of the duties, and exercise any of the powers and authority, conferred upon the Member pursuant to Section 2.01, subject to the supervision and control of the Member.

(b) The Officers of LLC shall be a President, a Treasurer, a Secretary, one or more Assistant Treasurers, one or more Assistant Secretaries and such other Officers as may be deemed necessary or desirable, each of whom shall have such authority, shall perform such duties and shall hold office for such term as may be prescribed by the Member from time to time. Any person may hold at one time more than one office, provided the duties thereof can be consistently performed by the same person.

(c) The President shall, subject to the provisions of this Agreement and to the direction of the Member, shall have the general management and control of the affairs and business of LLC, shall perform all other duties and enjoy all other powers commonly incident to such office or delegated to him or her by the Member, or which are or may at any time be authorized or required by law.

(d) The Treasurer, subject to the direction of the Member, shall have the care and custody of the corporate funds and securities. When necessary or proper, he or she shall endorse on behalf of LLC, for collection, checks, notes and other obligations, and shall deposit all funds and securities of LLC in such banks or other depositories as may be designated by the Member, or by such Officers or employees as may be authorized by the Member so to designate. He or she shall perform all acts incident to the office of Treasurer, subject to the control of the Member. He or she may be required to give a bond for the faithful discharge of his/her duties, in such sum and upon such conditions as the Member may require.

At the request of Treasurer, any Assistant Treasurer, in the case of the absence or inability to act of the Treasurer, temporarily may act in his/her place. In the case of the death of the Treasurer, or in the case of his/her absence or inability to act without having designated an Assistant Treasurer to act temporarily in his/her place, the Assistant Treasurer so to perform the duties of the Treasurer shall be designated by the President or by the Member, if the President shall have failed to make such designation.

Each Assistant Treasurer shall exercise such powers and shall perform such duties as may be delegated and assigned to him/her by the Treasurer or the Member. In case of the absence or disability of the Treasurer, the Assistant Treasurers in such order of priority as may be established by the Member, or in case there shall be only one Assistant Treasurer, then such Assistant Treasurer, shall exercise the powers and perform the duties of the Treasurer, unless and until the Member shall otherwise direct.

(e) The Secretary shall have custody of the documents of LLC and shall perform all other duties and enjoy all other powers commonly incident to this office.

Each Assistant Secretary shall have such powers and shall perform such duties as may be delegated and assigned to him/her by the Secretary or the Member. In case of the absence or disability of the Secretary, the Assistant Secretaries in such order of priority as may be established by the Member, or in case there shall be only on Assistant Secretary, then such Assistant Secretary, shall exercise the powers and perform the duties of the Secretary unless and until the Member shall otherwise direct.

Section 2.04 Acts of the Officers, Management Procedures and Delegation

(a) Each Officer is an agent of the LLC for purpose of its business, and the act of each Officer apparently carrying on in the usual way the business of LLC bind LLC, unless (1) the Officer so acting has in fact not authority to act for LLC in the particular matter due to the provisions in this Agreement and (2) the Person with whom such Officer is dealing has knowledge of the fact that such Officer has no such authority.

An act of an Officer which is not apparently carrying on the business of LLC in the usual way does not bind LLC unless authorized by the consent of the Member.

(b) An Officer shall have the power and authority to designate one or more Persons (who may be designated as agents, employees, representatives or otherwise) who shall have such authority as may be conferred upon them by such Officer and who may perform any of the duties, and exercise any of the powers and authority, conferred upon such Officer, subject to the supervision and control of such Officer and the Members.

Section 2.05 Reimbursement.

The Member shall be entitled to reimbursement from LLC of all expenses of LLC reasonably incurred and paid for by the Member on LLC’s behalf.

Section 2.06 Liability Limitation, Indemnification and Contribution

(a) The Member shall not be liable to LLC for any act or omission based upon errors of judgment, negligence, or other fault, or any breach of any fiduciary duty, in connection with the business or affairs of LLC unless the Member would not be entitled to indemnification for such action, failure to act or breach under Section 2.06(b) were the Member to seek indemnification thereunder.

(b) (i) LLC shall indemnify to the full extent permitted by law the Member and any employee, appointee or designee of LLC (an “Indemnified Party”), and the testator or intestate of any such Indemnified Party made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnified Party is or was an employee, appointee or designee of LLC; provided that no indemnification or reimbursement shall be made to or on behalf of any such Indemnified Party to the extent that a final judgment or other final adjudication binding upon such Indemnified Party establishes that the acts or omissions of such Indemnified Party resulted from the bad faith, fraud or criminal act of such Indemnified Party. Expenses, including attorneys’ fees, incurred by any such Indemnified Party in defending any such action, suit or proceeding shall be paid or reimbursed by LLC promptly upon receipt by it of an undertaking of such Indemnified Party to repay such expenses if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by LLC. In case any such action, suit or proceeding shall be brought against any such Indemnified Party, such Indemnified Party shall notify LLC promptly of the commencement thereof, and LLC shall be entitled to participate therein and, to the extent that is shall wish, to assume the defense thereof.

(ii) The rights provided to any Indemnified Party by this Section 2.06(b) shall be enforceable against LLC only by such Indemnified Party or the testator or intestate of such Indemnified Party, who shall be presumed to have relied upon it in serving or continuing to serve as an employee, appointee or designee. LLC will notify each Indemnified Party entitled to indemnification under this Section 2.06(b) of any amendment of this provision, and no such amendment shall impair the rights of any Indemnified Party arising at any time with respect to events occurring prior to such amendment. For purposes of this Section 2.06(b), the term

“LLC” shall include a constituent enterprise (including any constituent of a constituent) absorbed by LLC in a consolidation or merger.

(iii) The indemnification and reimbursement of expenses provided by this Section 2.06(b) shall not be deemed exclusive of any other rights to which those seeking indemnification or reimbursement of expenses may be entitled under any other instrument or by reason of any other action or otherwise. However, the indemnification and reimbursement of expenses so provided by this Section 2.06(b) shall be available only to the extent that indemnification or reimbursement is unavailable to such Indemnified Party under any applicable policy of insurance or otherwise.

ARTICLE III

CONTRIBUTIONS

By the execution of this Agreement, the Member hereby agrees to make the necessary capital contributions required to properly capitalize LLC. No interest shall accrue on any capital contribution and the Member shall not have any right to withdraw or to be repaid any capital contribution except as provided in this Agreement.

ARTICLE IV

DISTRIBUTION

Section 4.01 Distributions

(a) Distributions of cash and property to the Member shall be made as determined by the Member.

(b) Notwithstanding any provision in this Agreement to the contrary, neither LLC nor the Member may make a distribution to any Member on account of such Member’s interest in LLC if such distribution would violate the Delaware Act.

ARTICLE V

DISSOLUTION AND WINDING UP

Section 5.01 Dissolution

LLC shall be dissolved, and its affairs wound up, upon the first to occur of the following:

(a) the written consent of the Member;

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act; or

(c) the expulsion or dissolution of the Member, unless a substitute Member has been admitted in accordance with the Delaware Act and this Agreement.

Section 5.02 Winding Up

(a) Upon dissolution of LLC, LLC’s affairs shall be wound up by a Person (as liquidating trustee) appointed by the Member.

(b) The proceeds of such liquidation shall be applied (i) first, to the payment of matured debts and liabilities of the LLC (other than debts or liabilities owed by the LLC to the Member) and the costs and expenses of dissolution and liquidation of the LLC; (ii) second, to the payment of debts or liabilities owed by the LLC to the Member; (iii) third, to the setting up of any reserves which the Member or the liquidating trustee may deem reasonably necessary for contingent, unmatured or unforeseen liabilities of the LLC; and (iv) fourth, to pay distributions to the Member.

ARTICLE VI

TRANSFER OF LLC INTERESTS

The Member may sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of its Member’s LLC Interest or any interest therein.

ARTICLE VII

ADMISSION OF ADDITIONAL MEMBERS

Additional members may not be admitted to LLC without an amendment to this Agreement to reflect changes necessary to convert LLC from a single member LLC to an LLC with more than one member.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments to the Agreement

All amendments to this Agreement shall be in writing.

Section 8.02 Governing Law: Severability

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 8.03 Certain Definitions

For purposes of this Agreement, the following terms have the following meanings:

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement as it may be amended, restated or supplemented from time to time.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, 6 DEL. C. section 18-101, et seq, as amended from time to time.

“Fiscal Year” has the meaning set forth in Section 1.03.

“LLC” has the meaning set forth in the introductory paragraph of this Agreement, except as otherwise used in Section 2.06(b).

“LLC Interest” shall mean the Member’s share of the profits and losses of LLC and its right to receive distributions of LLC’s assets.

“Member” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

IN WITNESS WHEREOF, the undersigned Member has hereunto set its hand as of the day and year first above written.

VISTEON CORPORATION, sole member

By:	/s/ Heidi A. Sepanik
Heidi A. Sepanik Secretary